Exhibit 99.1

PRESS RELEASE

For More Information Contact:	For Immediate Release
Michael M. Ciaburri
President & Chief Operating Officer
(203) 782-1100

Carlota I. Grate
Chief Financial Officer
(203) 782-1100

Southern Connecticut Bancorp, Inc. Announces Fourth Quarter and Year End 2005 Financial Results

New Haven, Connecticut (January 26, 2006) - Southern Connecticut Bancorp, Inc. (AMEX:SSE), the holding company for The Bank of Southern Connecticut, announced today financial results for the fourth quarter and year ended December 31, 2005.

For the three months ended December 31, 2005, the Company reported a net loss of $121,138 compared to a net loss of $101,226 for the three months ended December 31, 2004. For the year ended December 31, 2005, the Company reported a net loss of $278,450 compared to a net loss of $98,284 for the year ended December 31, 2004.

Earnings for 2005 were materially impacted by the expenses associated with the company’s efforts to establish a de novo bank in New London, Connecticut. As previously reported in December 2005, the Company withdrew its application with the Federal Reserve Board of Governors to establish The Bank of Southeastern Connecticut as a de novo bank and stated its intention to move forward with The Bank of Southeastern Connecticut as a division of The Bank of Southern Connecticut. The Bank of Southern Connecticut has applied with the State of Connecticut Department of Banking and the FDIC to open the location at 15 Masonic Street in New London as a branch. The application is pending.

The strength of the core business model of The Bank of Southern Connecticut continued to produce positive results in 2005. In spite of the flattening of the yield curve, the Bank’s net interest margin remained strong. Net interest margin for the twelve months ended December 31, 2005 was 5.02% versus 4.62% for 2004. For the three months ended December 31, 2005 the net interest margin was 5.01% versus 4.67% for the three months ended December 31, 2004.

For the year ended December 31, 2005, The Bank of Southern Connecticut reported net income of $324,129, representing a 69% increase from net income of $191,342 for 2004. For the fourth quarter ended December 31, 2005, the Bank reported net income of $67,359 compared to a net loss of $10,056 for the same period in 2004. These earnings reflect a substantial improvement in the Bank’s net interest margin. In 2005, net interest income for the Bank increased 23.4% to $3,824,335 from $3,099,457 in 2004.

Net loans increased 12.3% to $55,881,508 in 2005 from $49,763,952 in 2004, while total deposits increased by 11.2% to $65,279,516 in 2005 from $58,700,377. Core deposits, defined as total deposits less certificates of deposit, represented $53,959,431, or 82.7%, of total deposits at December 31, 2005. Non-Interest Bearing Checking Accounts were $18,091,849 million, or 27.7%, of total deposits. The Bank’s loan-to-deposits ratio at December 31, 2005 was 86.8%.

The company bolstered its management team during 2005 with the addition of John H. Howland as the Company’s new Chief Administrative Officer and Carlota I. Grate as the Company’s Chief Financial Officer. Both of these individuals bring considerable experience and expertise to the Company and have significantly enhanced the depth of the senior management team.

“We are continuing on our mission to build a solid community banking franchise that stretches from New Haven County to the Rhode Island Border within the next five years or so,” said Michael M. Ciaburri, President & Chief Operating Officer of The Bank of Southern Connecticut and Southern Connecticut Bancorp, Inc.

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island. Southern Connecticut Bancorp owns 100% of The Bank of Southern Connecticut, headquartered in New Haven Connecticut. The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000. The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products. The Bank currently operates three branches, two in New Haven and one in Branford, Connecticut.

Southern Connecticut Bancorp was formed in 2000 by a group led by Joseph V. Ciaburri, a prominent, long-time resident of the New Haven area. Mr. Ciaburri started in banking in 1947, and has served as a senior executive for several leading financial institutions in Connecticut during his career. Prior to forming Southern Connecticut Bancorp, Mr. Ciaburri had retired as the President and Chief Executive Officer of The Bank of New Haven, a New Haven-based commercial bank he founded in 1979 (The Bank of New Haven was acquired by Citizens Bank of Rhode Island in 1996.)

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word “believes”, “anticipates”, “intends”, “expects”, “estimates”, “could”, “would”, “will”, or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven and New London, Connecticut areas, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the company’s periodic public filings with the Securities and Exchange Commission and in the section captioned “Risk Factors” in our report on Form 10-KSB, filed on March 28, 2005 pursuant to the Securities Act of 1933 as amended. Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.